EXECUTION COPY
Exhibit 4(a)
Term Loan Agreement
Among
Cliffs Natural Resources Inc.
Various Lenders
From Time to Time Party Hereto
and
JPMorgan Chase Bank, N.A.,
as Administrative Agent
Bank of America, N.A.,
as Syndication Agent
The Royal Bank of Scotland plc, Citibank, N.A., The Bank of Nova Scotia
and Commonwealth Bank of Australia,
as Documentation Agents

J.P. Morgan Securities Inc.
as Sole Lead Arranger and Sole Bookrunner
Banc of America Securities llc, Royal Bank of Scotland plc,
Citigroup Global Markets Inc., The Bank of Nova Scotia
and Commonwealth Bank of Australia
as Co-Arrangers
Dated as of October 24, 2008

i

(continued)

(continued)

Exhibit A	—	Notice of Borrowing
Exhibit B	—	Notice of Continuation/Conversion
Exhibit C	—	Note
Exhibit D	—	Compliance Certificate
Exhibit E	—	Assignment and Assumption
Schedule 1(a)	—	Commitments
Schedule 6.12	—	Existing Indebtedness

(continued)

Page
Schedule 6.13	—	Existing Liens
Schedule 6.15	—	Permitted Investments
Schedule 6.15(A)	—	Existing Investments in Non-Joint Ventures
Schedule 6.17	—	Limitations on Restrictions
Schedule 10.8	—	Certain Addresses for Notices

Term Loan Agreement
     This Term Loan Agreement is entered into as of October 24, 2008, by and among Cliffs Natural Resources Inc., an Ohio corporation (the “Borrower”), the various institutions from time to time party to this Agreement as Lenders, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and Bank of America, N.A., as Syndication Agent.
     The Borrower has requested, and the Lenders have agreed to extend, a term loan facility on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:
SECTION 1. Definitions; Interpretation.
     Section 1.1 Definitions. The following terms when used herein shall have the following meanings:
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving entity.
     “Administrative Agent” means JPMorgan Chase Bank, N.A., as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 30% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 30% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
     “Agent Fee Letter” means the letter agreement, dated July 15, 2008, among the Borrower, the Administrative Agent and the Arranger.
     “Agreement” means this Term Loan Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
     “Alpha Acquisition” means the acquisition by the Borrower of all of the outstanding ownership interests in the Target.
     “Alpha Acquisition Agreement” means the Agreement and Plan of Merger, dated as of July 15, 2008, by and among the Borrower, Daily Double Acquisition, Inc. and the Target (without giving effect to any amendments, supplements, waivers or other modifications to or of such Agreement and Plan of Merger that are materially adverse to the Lenders, taken as a whole, and not approved by the Arranger).

     “Amapa” means MMX Amapá Mineração Ltda., a company organized under the Laws of Brazil.
     “Amapa Investment” means, collectively, all Investments by the Borrower and its Subsidiaries in Amapa.
     “Applicable Leverage Requirement” means (i) 3.25 to 1.00 in respect of the Borrower’s fiscal quarter ending on or about June 30, 2008, (ii) 2.50 to 1.00 in respect of the Borrower’s fiscal quarter ending on or about September 30, 2008 and (iii) 2.00 to 1.00 in respect of the Borrower’s fiscal year ending on or about December 31, 2008 and in respect of each fiscal quarter ending thereafter.
     “Applicable Margin” means the rates per annum determined in accordance with the following schedule based on the applicable corporate family ratings of the Borrower from Moody’s Investors Service, Inc. and any successor thereto (“Moody’s”) and the applicable corporate credit ratings of the Borrower from Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc. and any successor thereto (“S&P”) (collectively, the “Ratings”):

		Applicable	Applicable
		Margin for Base	Margin for
		Rate Loans	Eurodollar Loans
Level	Ratings	shall be:	shall be:

I	BBB+ or Baa1 or higher	0.750%	1.750%

II	BBB or Baa2	1.000%	2.000%

III	BBB- or Baa3 and not Level IV	1.250%	2.250%

IV	BBB- and Ba1 or BB+ and Baa3	1.500%	2.500%

V	BB+ or Ba1 and not Level IV	1.750%	2.750%

VI	BB or Ba2 or lower	2.250%	3.250%
For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Rating for the Borrower (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Rating in Level VI; (ii) except in the case of a Rating in Level IV, if the Ratings established or deemed to have been established by Moody’s and S&P for the Borrower shall fall within different Levels, the Applicable Margin shall be based on the lower of the two Ratings (with the Ratings for Level I being the highest and the Ratings for Level VI being the lowest) unless one of the two Ratings is two or more Levels lower than the other, in which case the Applicable Margin shall be determined by reference to the Level next above that of the lower of the two Ratings; (iii) if a Rating established by Moody’s or S&P for the Borrower shall be on “negative watch” by such rating agency (but not if such rating is merely on “negative outlook” by such rating agency), then such Rating shall be deemed to be one notch lower than such Rating until such time as such Rating is no longer on “negative watch”; and (iv) if the Ratings established or deemed to have been established by Moody’s and S&P for the Borrower shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to the terms of this Agreement or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Rating most recently in effect prior to such change or cessation.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means J.P. Morgan Securities Inc., in its capacity as sole lead arranger and sole bookrunner.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.1(a)(vii) hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest for such day as publicly announced from time to time by JPMorgan as its “prime rate” in effect at its principal office in New York City and (c) the rate applicable to a Eurodollar Loan for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) (“1-Month LIBOR Rate”) plus 1%; provided that, for the avoidance of doubt, 1-Month LIBOR for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the “prime rate”, the Federal Funds Rate or 1-Month LIBOR Rate shall be effective from and including the effective date of such change in the “prime rate”, the Federal Funds Rate or 1-Month LIBOR Rate, respectively.
     “Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.2(a) hereof.
     “Borrower” is defined in the introductory paragraph of this Agreement.
     “Borrower Materials” is defined in Section 6.1 hereof.

     “Borrowing” means the total of Loans in the Term Facility of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages under the Term Facility. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.3(a) hereof.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.
     “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
     “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
     “Cash Equivalents” shall mean, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America and securities that are the direct obligations of any member state of the European Union or any other sovereign nation, which at the time of acquisition thereof, was not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof, provided that in each case any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P or the highest rating available by any other credit agency of national standing or an equivalent rating from a comparable foreign rating agency, in each case maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit or banker’s acceptances issued by any Lender or by any commercial bank having capital and surplus of not less than U.S. $100,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) investments in auction reset securities, which are variable rate securities with interest rates that reset no less frequently than quarterly in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; (f) investments in variable rate demand notes and bonds that are credit enhanced by any commercial bank having capital and surplus of not less than U.S. $100,000,000; and (g) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.
     “Change of Control” shall mean and include any Person or related Persons constituting a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner or owners, directly or indirectly, of a majority of the Voting Stock (determined by number of votes) of the Borrower (the “Beneficial Owners”); provided that a Change of Control shall not have occurred if the Beneficial Owners include, and are under the general direction and control of, a member or members of the Current Management Group. As used herein, the term “Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions). As used herein, the term “Current Management Group” shall mean Joseph A. Carrabba, William R. Calfee and Donald J. Gallagher and any successors thereto who are appointed by a majority of the Continuing Directors. As used herein, this term “Continuing Director” shall mean any director of the Borrower who either (x) is a director of the Borrower on the date hereof or (y) becomes a director of the Borrower subsequent to the date hereof but prior to the date of the Change of Control and whose election or nomination for election by the shareholders of the Borrower was duly approved by at least two-thirds of the Continuing Directors who were such immediately prior to that time of election or nomination, either by a specific vote of such Continuing Directors or by approval of the proxy statement issued by the Borrower in which such individual was named as a nominee for director of the Borrower.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority.
     “Cliffs Erie” Cliffs Erie L.L.C., a Delaware corporation.
     “Cliffs Sonoma Entities” means, collectively, Cliffs Australia Washplant Operations Pty Ltd CAN 123 748 032 and Cliffs Australia Coal Pty Ltd CAN 123 583 326.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.1 shall be satisfied in a manner acceptable to the Administrative Agent in its discretion.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
     “Commitment” means, as to any Lender, the obligation of such Lender to make its Loan to the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1(a) under the caption “Commitment” attached hereto and made a part hereof. The aggregate amount of the Commitments on the date hereof equals U.S. $1,484,000,000.
     “Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Credit Extension” means the advancing of the Loans on the Funding Date, or the continuation of or conversion of any Loan into a Eurodollar Loan after the Funding Date.
     “Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, reasonable investigation expenses, reasonable consultant fees, reasonable attorneys’ and paralegals’ fees and reasonable litigation expenses.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.
     “EBIT” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, plus (b) federal, state and local income taxes as accrued for such period; provided, however, that EBIT for any period shall (y) include the EBIT for any Person or business unit that has been acquired by the Borrower or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (z) exclude the EBIT for any Person or business unit that has been disposed of by the Borrower or any of its Restricted Subsidiaries for the portion of such period prior to the date of disposition.
     “EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, plus

(b) federal, state and local income taxes as accrued for such period, plus (c) depreciation of fixed assets and amortization of intangible assets for such period; provided, however, that EBITDA for any period shall (y) include the EBITDA for any Person or business unit that has been acquired by the Borrower or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (z) exclude the EBITDA for any Person or business unit that has been disposed of by the Borrower or any of its Restricted Subsidiaries for the portion of such period prior to the date of disposition.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Law” means any current or future Law pertaining to (a) the protection of the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
     “Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.2(b) hereof.
     “Event of Default” means any event or condition identified as such in Section 7.1 hereof.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 8.5), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 10.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 10.1(a).

     “Existing Credit Agreement” means, that certain Multicurrency Credit Agreement, dated as of August 17, 2007, by and among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent thereunder, as amended supplemented or otherwise modified from time to time.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan on such day on such transactions as determined by the Administrative Agent.
     “Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means each Subsidiary which is organized under the Laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Date” means the Business Day (to occur no later than January 15, 2009 (or April 15, 2009, if, in accordance with Section 7.1(b)(i) of the Alpha Acquisition Agreement, on or before January 15, 2009 all conditions to closing of the Alpha Acquisition other than those conditions set forth in Sections 6.1(b) and 6.1(e) of the Alpha Acquisition Agreement shall have been fulfilled)) upon which each condition described in Section 3.2 shall be satisfied in a manner acceptable to the Administrative Agent in its reasonable credit judgment.
     “Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any such Subsidiary by any of such Lenders or their Affiliates.
     “GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality,

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantor” means each Material Subsidiary (other than Cleveland-Cliffs International Holding Company) from time to time party to a Guaranty in accordance with the provisions of Section 4 hereof. As of the Closing Date, the Guarantors are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal, LLC, CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc. and Cliffs TIOP, Inc.
     “Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.
     “Hazardous Material” means (a) any “hazardous chemical” as defined in CERCLA and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
     “Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.
     “Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.
     “Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any reimbursement liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations; provided, however that the term “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business, (ii) any letter of credit secured by cash or Cash Equivalents, and (iii) up to U.S. $500,000 in obligations under the Agreement for Loan of Minnesota Investment Fund dated August 24, 2004 between United Taconite LLC and the Township of McDavitt.
     “Indemnitee” is defined in Section 10.13(b) hereof.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Interest Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBIT of the Borrower and its Restricted Subsidiaries for the four fiscal quarters of the Borrower most recently ended to (b) Interest Expense of the Borrower and its Restricted Subsidiaries for the same four fiscal quarters most recently ended; provided, however, that Interest Expense for any period shall (y) include the Interest Expense for any Person or business unit acquired by Borrower or any of its Restricted Subsidiaries for any portion of such period prior to the date of acquisition, and (z) exclude the Interest Expense for any Person or business unit that has been disposed of by the Borrower or any of its Restricted Subsidiaries for the portion of such period prior to the disposition.
     “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     “Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date seven (7) days or one, two, three or six months thereafter (and in the case of a Eurodollar Loan disbursed on the Funding Date, the period commencing on the Funding Date and ending on the date seven (7), fourteen (14) or twenty-one (21) days, or one, two, three or six months thereafter), as selected by the Borrower in its Notice of Borrowing or such other period that is twelve months or less requested by the Borrower and consented to by all of the Lenders; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the following calendar week, in respect of any seven (7), fourteen (14) or twenty-one (21) day Interest Period, or in another calendar month, in respect of any other Interest Period, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means any investment, made in cash or by delivery of property, by the Borrower or any of its Restricted Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, guaranty, advance, capital contribution or otherwise, or (ii) in Property.
     “Joint Venture” means any corporation, partnership, limited liability company or other entity or organization that has Voting Stock directly or indirectly owned by the Borrower; provided, however, that, notwithstanding this definition, none of the following shall be a Joint Venture hereunder: (i) any Wholly-Owned Subsidiary, (ii) any trade creditor or customer in which the Borrower or any of its Subsidiaries has made an Investment pursuant to clause (l) of the definition of Restricted Investments, (iii) any entity or organization set forth on Schedule 6.15(A), (iv) Amapa, and (v) any entity or organization in which the Borrower or any of its Subsidiaries has made an Investment (other than any Investment in an entity or organization that was a Joint Venture immediately prior to such Investment) pursuant to clause (o) of the definition of Restricted Investments.
     “Joint Venture Equity Investments” means all Investments by the Borrower and its Restricted Subsidiaries in Joint Ventures that are not Restricted Subsidiaries of the Borrower, which Investments are made for the purpose of financing Capital Expenditures of a Joint Venture and other obligations of a Joint Venture, other than those Investments made for the purpose of funding operating expenses of such Joint Venture.

     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and binding and enforceable agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lenders” means and includes JPMorgan Chase Bank, N.A., and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof or to avoid the unavailability of Eurodollar Loans under Section 8.3 hereof, so long as such designation is not disadvantageous to the Lender.
     “LIBOR” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Loan being made, continued or converted by JPMorgan and with a term equivalent to such Interest Period would be offered by JPMorgan’s London Branch (or other JPMorgan branch or Affiliate) to major banks in the London eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
     “Loan” means any Loan, as further defined in Section 2.1 hereof, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.
     “Loan Documents” means this Agreement, the Notes, the Guaranties, the Agent Fee Letter and each other instrument or document to be executed or delivered by the Borrower or any Restricted Subsidiary hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements.
     “Loan Party” means, collectively, the Borrower and the Guarantors.
     “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Restricted

Subsidiary to perform its material obligations under any Loan Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Restricted Subsidiary of any Loan Document to which it is a party.
     “Material Subsidiary” shall mean and include (i) each Wholly-Owned Subsidiary that is a Domestic Subsidiary, except any Wholly-Owned Subsidiary that is a Domestic Subsidiary and does not have (together with its Subsidiaries) (a) at the time of determination thereof, consolidated total assets that constitute more than 10% of the consolidated total assets of the Borrower and its Subsidiaries at such time and (b) consolidated gross revenues for any fiscal year of the Borrower ending on or after December 31, 2007, that constitute more than 10% of the consolidated gross revenues of the Borrower and its Subsidiaries during such fiscal year and (ii) each Domestic Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary. As of the Closing Date, the Material Subsidiaries are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal, LLC, CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., and Cleveland-Cliffs International Holding Company.
     “Maturity Date” means October 24, 2013, or such earlier date on which the Commitments are terminated in whole or the Loans outstanding become due and payable pursuant to Section 2.8, 7.2 or 7.3 hereof (as applicable).
     “Moody’s” is defined in the definition of “Applicable Margin”.
     “Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of, or has merged into or consolidated with, the Borrower or another Restricted Subsidiary, and (b) the net income (or net loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries during such period.
     “Net Worth” means, at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Non-Guarantor Subsidiaries” means each Restricted Subsidiary that is not a Guarantor.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and the Guarantors arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     “Other Hedging Liability” means the liability (other than any Hedging Liability) of the Borrower or any Restricted Subsidiary under any Hedge Agreement.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     “Participant” is defined in Section 10.10(d) hereof.
     “Patriot Act” is defined in Section 10.21 hereof.
     “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
     “Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment represented by such Lender’s Commitment at such time. After the making of the Loans on the Closing Date, the Percentage of each Lender shall mean, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate outstanding Loans represented by such Lender’s outstanding Loans at such time. The initial Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Permitted Acquisition” means any Acquisition with respect to which the following condition is satisfied: after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.19 hereof on a pro forma basis.
     “Permitted Investment Amount” means an amount equal to (a) U.S. $150,000,000 plus (b) 20% of positive Net Income of the Borrower and its Restricted Subsidiaries for each fiscal year of the Borrower commencing with the Borrower’s fiscal year ending December 31, 2006.
     “Permitted Lien” is defined in Section 6.13 hereof.
     “Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
     “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     “Platform” is defined in Section 6.1 hereof.

     “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Restricted Subsidiaries under GAAP.
     “Project Indebtedness” is defined in Section 6.12(c) hereof.
     “Public Lender” is defined in Section 6.1 hereof.
     “Ratings” is defined in the definition of “Applicable Margin”.
     “RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
     “Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate Commitments constitute more than 50% of the Total Commitments, provided that if the Commitments are terminated and Loans are funded pursuant to the terms of this Agreement, “Required Lenders” means as of the date of determination thereof, Lenders whose outstanding Loans constitute more than 50% of the sum of the total outstanding Loans; provided, further, that the Commitment of, and the portion of the outstanding Loans held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” shall mean any of the President, Chairman, Chief Executive Officer, Chief Operating Officer, Vice Chairman, any Executive Vice President, Chief Financial Officer or General Counsel, of the Borrower.
     “Restricted Investments” means all Investments except the following:
     (a) property, plant and equipment to be used in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (b) current assets arising from the sale of goods and services in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (c) existing Investments in Restricted Subsidiaries disclosed on Schedule 5.10(a) to the Existing Credit Agreement;
     (d) (i) the Alpha Acquisition and (ii) Permitted Acquisitions; provided that the Borrower shall deliver to the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any such Acquisition a certificate confirming pro forma compliance with Section 6.19 hereof;
     (e) Investments disclosed on Schedule 6.15, including without limitation, Schedule 6.15(A), hereof;

     (f) Investments in cash and Cash Equivalents;
     (g) Hedging Liability and Other Hedging Liability to any other Person, in all cases incurred in the ordinary course of business and not for speculative purposes;
     (h) Contingent Obligations permitted by Section 6.12 hereof;
     (i) mergers and consolidations permitted by Section 6.14 hereof;
     (j) loans and advances to directors, employees and officers of the Borrower and its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;
     (k) Investments by the Borrower or any Wholly-Owned Subsidiary that is a Restricted Subsidiary in or to any other Wholly-Owned Subsidiary that is a Restricted Subsidiary and Investments by any Restricted Subsidiary in the Borrower or any Wholly-Owned Subsidiary that is a Restricted Subsidiary;
     (l) Investments in securities of trade creditors or customers in the ordinary course of business that are received (i) in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or (ii) in the settlement of debts created in the ordinary course of business;
     (m) Investments in Joint Ventures for the purpose of financing such entities’ (i) operating expenses incurred in the ordinary course of business and (ii) reasonable Capital Expenditures and other reasonable obligations that are accounted for by the Borrower and its Restricted Subsidiaries as increases in equity in such Joint Ventures;
     (n) the Amapa Investment;
     (o) Investments of the Borrower and its Restricted Subsidiaries to make acquisitions of additional mining interests or for other strategic or commercial purposes; provided that, (i) in no event shall the amount of such Investments exceed the Permitted Investment Amount and (ii) after giving effect to any such Investment, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.19 hereof on a pro forma basis; provided further that, in the case of any such Investment in which the aggregate amount to be invested is greater than U.S. $20,000,000, the Borrower shall deliver to the Administrative Agent at least 10 Business Days (or such shorter period of time as is agreed to by the Administrative Agent) prior to such Investment a certificate confirming such pro forma compliance;
     (p) the Sonoma Investment; and
     (q) Investments, not otherwise permitted under clauses (a)-(p), of the Borrower and its Restricted Subsidiaries; provided that the Borrower shall be in pro forma compliance with Section 6.19 hereof and shall deliver to the Administrative Agent at least 10 Business Days (or such shorter period as shall be agreed to by the Administrative Agent) prior to any such Investment a certificate confirming such pro forma compliance.
     “Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

     “SEC” is defined in Section 6.1(e) hereof.
     “Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.
     “Sonoma” means the unincorporated joint venture formed by QCoal Sonoma Pty Ltd, Watami (Qld) Pty. Ltd, CSC Sonoma Pty Ltd, JS Sonoma Pty Ltd and Cliffs Australia Coal Pty Ltd, a Wholly-Owned Subsidiary of the Borrower, for the purpose of mining and developing a coal mine in Queensland, Australia, including the construction of a washplant by Cliffs Australia Washplant Operations Pty Ltd, an indirectly held Wholly-Owned Subsidiary of the Borrower.
     “Sonoma Investment” means, collectively, all Investments by the Borrower and its Restricted Subsidiaries in Sonoma.
     “Standard Permitted Liens” means, with respect to any Person, any of the following:
     (a) inchoate Liens for the payment of taxes which are not yet due and payable or, in the case of the Borrower or any of its Restricted Subsidiaries, the payment of which is not required by Section 6.7;
     (b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA);
     (c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
     (d) Liens created by or pursuant to this Agreement;
     (e) any interest or title of a lessor under any operating lease;
     (f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of such Person;
     (g) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which such Person shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, provided that, the aggregate amount of such judgments or awards secured by Liens permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of U.S. $20,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing) at any one time outstanding;
     (h) Liens in the nature of royalties, dedications of reserves or similar rights or interests granted, taken subject to or otherwise imposed on properties consistent with normal practices in the iron ore mining industry;

     (i) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for Indebtedness) or arising by virtue of deposits made in the ordinary course of business to security liability for premiums to insurance carriers and/or benefit obligations to claimants;
     (j) leases or subleases of properties, in each case entered into in the ordinary course of business so long as such leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;
     (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past business practices of such Person, and any products or proceeds thereof to the extent covered by such Liens;
     (l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of Law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (m) the filing of UCC financing statements in connection with operating leases, consignment of goods or bailment agreements; and
     (n) Liens securing reimbursement obligations with respect to trade or commercial letters of credit that encumber only the documents underlying such letters of credit and any products or proceeds thereof to the extent covered by such Liens.
     “S&P” is defined in the definition of “Applicable Margin”.
     “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.
     “Syndication Agent” means Bank of America, N.A., and any other Lender as may be designated from time to time by the Borrower as a syndication agent, with the consent of such Lender and the Arranger.
     “Target” means Alpha Natural Resources, Inc., a Delaware corporation.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Facility” means the credit facility for making Loans described in Section 2.1 hereof.

     “Total Commitments” means, at any time, the aggregate amount of Commitments, which equal One Billion Four Hundred Eighty Four Million Dollars (U.S. $1,484,000,000) on the Closing Date.
     “Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Restricted Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of Indebtedness assumed in connection with such Acquisition.
     “Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Borrower and its Restricted Subsidiaries at such time.
     “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated, from time to time, by the Borrower in writing to the Administrative Agent as an Unrestricted Subsidiary; provided, however, that at the time of such designation (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) such Subsidiary, together with all other Subsidiaries then designated as Unrestricted Subsidiaries shall not account for more than 15% of consolidated revenues or consolidated EBITDA of the Borrower, as measured as of the end of the most recently completed fiscal quarter of the Borrower for the period of four consecutive fiscal quarters of the Borrower then-ended, (c) after giving effect to such designation, the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 6.19, and (d) the Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower certifying that the conditions set forth in clauses (a) through (c) above are satisfied (which certificate shall attach supporting information and calculations with respect to the requirements set forth in clauses (b) and (c) above).
     “U.S. Dollars” and “U.S. $” each means the lawful currency of the United States of America.
     “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.
     “Wabush Mines Joint Venture” means the Borrower’s 26.83 percent ownership interest in a contractual Joint Venture in respect of mining assets located Newfoundland and Quebec, Canada.
     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Voting Stock (except directors’ qualifying shares) of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

     Section 1.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York, New York time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of Ohio as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.
     Section 1.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the audited consolidated financial statements as at December 31, 2007 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
     Section 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     Section 1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.
SECTION 2. The Term Facility.
     Section 2.1 Term Facility. Each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a single loan (each individually a “Loan” and, collectively, the “Loans") in U.S. Dollars to the Borrower on the Funding Date in an amount not to exceed such Lender’s Commitment. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.
     Section 2.2 Applicable Interest Rates. (a) Base Rate Loans. Subject to the provisions of clause (c) below, each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) on the unpaid principal amount of such Loan from the date such Loan is advanced or created by conversion from a Eurodollar Loan until the Maturity Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and on the Maturity Date (whether by acceleration or otherwise).
     (a) Eurodollar Loans. Subject to the provisions of clause (c) below, each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until the Maturity Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and on the Maturity Date (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.
     (b) Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law and before and after the commencement of any proceeding under any Debtor Relief Law) on the principal amount of all Loans owing by it at a rate per annum equal to:
     (i) for any Base Rate Loan, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and
     (ii) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
provided, however, prior to acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent, acting at the request or with the consent of the Required Lenders.
     (c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
     Section 2.3 Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrowing of Loans, each conversion of Loans from Base Rate Loans to Eurodollar Loans and Eurodollar Loans to Base Rate Loans, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone and promptly confirmed in writing, substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Each such notice must be received by the Administrative Agent by no later than 12:00 p.m.: (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of, conversion to or continuation of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of or conversion to Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period other than seven (7) days or one, two, three or six months (or in respect of Eurodollar Loans made on the Funding Date, fourteen (14) or twenty-one (21) days) in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., two Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all of the Lenders. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, which existing Loans are to be continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifying the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
     (a) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.3(a) above and, if such notice requests such Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each such Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
     (b) Borrower’s Failure to Notify; Automatic Continuations and Conversions; Defaults.
     (i) Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.3(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.3 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.6, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.
     (ii) During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Loans without the consent of the Required Lenders.
     (c) Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing, subject to Section 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at such account with such financial institution as the Administrative Agent has previously agreed to with the Borrower.
     (d) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.3 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by this Section 2.3) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (1) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (2) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.
     (e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.13(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.13(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.13(c).
     Section 2.4 Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than U.S. $250,000. Without the Administrative Agent’s consent, there shall not be more than eight (8) Borrowings of Eurodollar Loans outstanding hereunder at any one time; provided that only one such Eurodollar Loan may have an Interest Period of seven (7) days at any one time.
     Section 2.5 Repayment of Loans. The Borrower shall repay to the Lenders the aggregate principal amount of all Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.7(c)):

Date	Amount
December 31, 2008	$1,400,000
March 31, 2009	$49,000,000
June 30, 2009	$49,000,000
September 30, 2009	$49,000,000
December 31, 2009	$37,100,000
March 31, 2010	$37,100,000
June 30, 2010	$37,100,000
September 30, 2010	$37,100,000
December 31, 2010	$55,650,000
March 31, 2011	$55,650,000
June 30, 2011	$55,650,000
September 30, 2011	$55,650,000
December 31, 2011	$55,650,000
March 31, 2012	$55,650,000
June 30, 2012	$55,650,000
September 30, 2012	$55,650,000
December 31, 2012	$185,500,000
March 31, 2013	$185,500,000
June 30, 2013	$185,500,000
September 30, 2013	$185,500,000
; provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.
     Notwithstanding the foregoing, in the event that the Funding Date occurs after December 31, 2008, the Administrative Agent (in consultation with the Borrower) shall provide to the parties hereto an updated amortization schedule in lieu of the foregoing schedule, which update shall redistribute the installment amounts that would have been due and payable on December 31, 2008 had the Funding Date occurred prior to such date. Such updated amortization schedule shall be conclusive and binding on all of the parties hereto in lieu of the foregoing schedule.
     Section 2.6 Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty (except as set forth in Section 8.1 below); provided that (i) such notice must be received by the Administrative Agent no later than 11:00 a.m. (y) 3 Business Days prior to any date of prepayment of Eurodollar Loans, or (z) on the date of prepayment of Base Rate Loans, (or, in each case, such shorter period of time then agreed to by the Administrative Agent), (ii) any prepayment of Base Rate Loans shall be in a principal amount not less than U.S. $250,000, and (iii) any prepayment of Eurodollar Loans shall be in a principal amount not less than U.S. $1,000,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. Any prepayment of Eurodollar Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 8.1. Each prepayment of the outstanding Loans pursuant to this Section 2.6 shall be applied first to the next four principal installments thereof in direct order of maturity and then pro rata to the remaining principal repayment installments thereof, and each such prepayment shall be paid to the Lenders in accordance with their respective Percentages.

     Section 2.7 Payments. (a) Place of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the Administrative Agent office (or such other location as the Administrative Agent may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without deduction, set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.
     (a) Funding By Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to the Borrower with respect to any amount owing under this Section 2.7 shall be conclusive, absent manifest error.
     (b) Application of Payments. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) and amounts payable under Section 8.4, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Hedging Liability and Funds Transfer and Deposit Account Liability, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
     Section 2.8 Termination or Reduction of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero upon the earliest to occur of (i) the funding of the Loans on the Funding Date, (ii) the date upon which the Alpha Acquisition is terminated or abandoned or (iii) five (5) Business Days after the date of written notice to the Administrative Agent from the Borrower terminating the Commitments.
     Section 2.9 Evidence of Indebtedness. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     Section 2.10 Fees. (a) Ticking Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Percentages a ticking fee at the rate per annum equal to 0.375% (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Commitments. Such ticking fee shall be payable (i) on the Funding Date and (ii) to the extent occurring prior to the Funding Date, quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on, and until, the Funding Date, unless the Commitments are terminated in whole on an earlier date, in which event the ticking fee for the period to the date of such termination in whole shall be paid on the date of such termination.
     (a) Administrative Agent Fee. The Borrower shall pay to the Administrative Agent for its account those fees described in the Agent Fee Letter.
     Section 2.11 Hedge Agreements. All Hedge Agreements, if any, between the Borrower and the Subsidiaries and the Lenders and their Affiliates are independent agreements governed by the written provisions of such Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise provided in such Hedge Agreements, and any payoff statement from Administrative Agent relating to this Agreement shall not apply to such Hedge Agreements, except as otherwise expressly provided in such payoff statement.
SECTION 3. Conditions Precedent.
     The effectiveness of this Agreement shall be subject to the conditions precedent set forth in Section 3.1. The obligation of each Lender to make any Credit Extension shall be subject to the conditions precedent set forth in Sections 3.2 and 3.3.

     Section 3.1 Closing Date. (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower or Guarantor, as the case may be, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note duly executed by the Borrower in favor of each Lender requesting a Note;
     (iii) the Guaranty duly executed by each Guarantor;
     (iv) copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;
     (v) copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with incumbency certificates and specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;
     (vi) copies of the certificates of good standing, or the nearest equivalent in the relevant jurisdiction, for the Borrower and each Guarantor (dated no earlier than 45 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;
     (vii) a list of the Authorized Representatives;
     (viii) the initial fees called for by Section 2.10 hereof and all other fees and invoiced expenses payable to the Administrative Agent, the Arranger and the Lenders, which fees are required to be paid on or before the Closing Date;
     (ix) the Administrative Agent shall have received for itself the fees otherwise agreed to in writing by it and the Borrower, which fees are required to be paid on or before the Closing Date; and
     (x) the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent.
     (b) Since December 31, 2007, no “material adverse change” or “material adverse effect” (each as defined in the Acquisition Agreement) relating to the Target shall have occurred.
     (c) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower based on the date of the most recent balance sheets filed by the Borrower and the Target with the SEC and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Alpha Acquisition and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with the requirements of the Acquisition Agreement and consistent in form in all material respects with the form of information previously provided by the Borrower.
     (d) The Borrower shall have received a Rating from Moody’s and a Rating from S&P, and, if so required by the Administrative Agent, the Term Facility and the Existing Credit Agreement shall have all received ratings from such rating agencies.
     (e) The ratio of Total Funded Debt to EBITDA (giving pro forma effect to the Alpha Acquisition) on the Closing Date shall not exceed the Applicable Leverage Requirement as of the then most recently ended fiscal quarter or fiscal year (as applicable) prior to the Funding Date in respect of which the Borrower has delivered its quarterly or annual financial statements to the lenders under the Existing Credit Agreement.
Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
     Section 3.2 Initial Credit Extension. At any time after the Closing Date, and on or before January 15, 2009:
     (a) Since December 31, 2007, no “material adverse change” or “material adverse effect” (each as defined in the Acquisition Agreement) relating to the Target shall have occurred.
     (b) The Alpha Acquisition shall be consummated in accordance with applicable law and the Alpha Acquisition Agreement. After giving effect to the Alpha Acquisition and the other transactions contemplated hereby, all of the existing indebtedness of the Target and its subsidiaries shall have been repaid on terms reasonably satisfactory to the Administrative Agent, including, without limitation, the termination of the commitments thereunder and release of all liens, if any, granted thereunder, except for (x) the 2.375% Convertible Senior Notes due 2015 of the Target and (y) other limited indebtedness to be agreed upon (which shall include the existing capital leases of the Target).
     (c) All government, regulatory and third party approvals necessary in connection with the Loans shall have been obtained on satisfactory terms. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory authority that could reasonably be expected to restrain, prevent or otherwise impose material adverse conditions on the Alpha Acquisition, the financing thereof or any of the other transactions contemplated hereby.
     (d) The Administrative Agent shall have received (i) a written solvency certification with respect to the Borrower and its Subsidiaries taken as a whole after giving effect to the Alpha Acquisition and the other transactions contemplated hereby and (ii) a written certification that, (x) the representations and warranties made by the Borrower or the Target, as applicable, in the Acquisition Agreement, as are material to the interests of the Lenders, but only to the extent any breach of such representations shall give the Borrower the right to terminate its obligations, or the Target the right to terminate its obligations

(if, in the case of the Target, such right has not been waived) under the Acquisition Agreement, (y) the representations and warranties set forth in Section 5.1 through 5.6 (in the case of Section 5.6, with respect to defaults which are or could become “Events of Default” (as defined in the Existing Credit Agreement) under Sections 7.1(a), (f), (j) and (k) of the Existing Credit Agreement) shall be true and correct in all material respects as of the date of such Credit Extension and (z) no Default or Event of Default shall have occurred and be continuing, or would result from such Credit Extension, in each case from the chief financial officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent.
     (e) The ratio of Total Funded Debt to EBITDA (giving pro forma effect to the Alpha Acquisition) on the Funding Date shall not exceed the Applicable Leverage Requirement as of the then most recently ended fiscal quarter or fiscal year (as applicable) prior to the Funding Date in respect of which the Borrower has delivered its quarterly or annual financial statements to the lenders under the Existing Credit Agreement.
     (f) If the Funding Date occurs more than 30 days after the Closing Date, the Lenders shall have received updates to the pro forma balance sheet and the pro forma statement of operations received pursuant to clause (c) of Section 3.1.
     (g) The Borrower shall have received updates to the Ratings received pursuant to clause (d) of Section 3.1.
     (h) The Lenders, the Administrative Agent and the Arranger shall have received all fees and invoiced expenses required to be paid on or before the Funding Date.
Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.11) at or prior to 3:00 p.m. on the Funding Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding.
     Section 3.3 All Credit Extensions. At the time of each Credit Extension hereunder; provided that clauses (a) and (b) hereof shall not apply to the initial Credit Extension on the Funding Date:
     (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date with respect to which such representations and warranties shall be true and correct as of such earlier date;
     (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension; and
     (c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.3 hereof.
     Each request for a Credit Extension shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in subsections (a) through (b), both inclusive, of this Section (other than the initial Credit Extension on the Funding Date with respect to clauses (a) and (b) hereof).

SECTION 4. The Guaranties.
     Section 4.1 Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each Material Subsidiary (other than Cleveland-Cliffs International Holding Company) pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent (as the same may be amended, modified or supplemented from time to time, individually a “Guaranty” and collectively the “Guaranties”); provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Borrower’s or the Material Subsidiary’s income tax liability.
     Section 4.2 Further Assurances. In the event the Borrower or any Restricted Subsidiary forms or acquires any other Restricted Subsidiary after the date hereof, the Borrower shall, in accordance with this Section 4.2, promptly upon such formation or acquisition cause such newly formed or acquired Restricted Subsidiary to execute a Guaranty, as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Restricted Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Borrower’s or the Material Subsidiary’s income tax liability.
SECTION 5. Representations and Warranties.
     The Borrower represents and warrants to each Lender and the Administrative Agent, and agrees, that:
     Section 5.1 Organization and Qualification. The Borrower and each of its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
     Section 5.2 Authority and Enforceability. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Guarantor have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at Law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Restricted Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of Law or any judgment, injunction, order or decree binding upon the Borrower or any Restricted Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of the Borrower or any Restricted Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Restricted Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary.
     Section 5.3 Use of Proceeds; Margin Stock. (a) All proceeds of Loans shall be used by the Borrower to finance the Alpha Acquisition and fees and expenses in connection therewith. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Restricted Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Restricted Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.
     Section 5.4 Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, or any subdivision thereof, in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     Section 5.5 Investment Company. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.6 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 6. Covenants.
     The Borrower covenants and agrees that, so long as any Loans are available to the Borrower hereunder and until all Obligations are paid in full:
     Section 6.1 Information Covenants. The Borrower will furnish to the Administrative Agent, with sufficient copies for each Lender:
     (a) Quarterly Statements. Within 60 days after the close of each quarterly accounting period in each fiscal year of the Borrower, a consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail, prepared by the Borrower in accordance with GAAP, and certified by the chief financial officer or other officer of the Borrower acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Restricted Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.
     (b) Annual Statements. Within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet as of the last day of the fiscal year then ended and the related consolidated statements of income and retained earnings and of cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion (as to scope and going concern) of a firm of independent public accountants of recognized national standing, selected by the Borrower and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Restricted Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.
     (c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 6.1(a) and (b), except for financial statements delivered pursuant to Section 6.1(a) with respect to a fiscal quarter that ends on the same date as the end of the Borrower’s fiscal year, a certificate of the chief financial officer or other officer of the Borrower acceptable to Administrative Agent in the form of Exhibit D (w) stating no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (x) confirming that the representations and warranties stated in Section 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct of such date), (y) showing the Borrower’s compliance with the covenants set forth in Section 6.19 hereof and (z) showing a reconciliation (in form, substance and scope satisfactory to the Administrative Agent) of the financial statements delivered pursuant to Section 6.1(a) and (b), as applicable, with the calculation of financial covenants set forth in Section 6.19 hereof.
     (d) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration, governmental proceeding or investigation pending against the Borrower or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     (e) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Restricted Subsidiaries (x) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor (the “SEC”) or any comparable agency outside of the United States or (y) has furnished to the shareholders of the Borrower. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in this Section and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Administrative Agent within the time allotted in this Section a written or electronic notice of such filing.
     (f) Environmental Matters. Promptly upon, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any real property owned or operated by the Borrower or any of its Restricted Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Restricted Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Restricted Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material written communications by the Borrower or any of its Restricted Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.
     (g) Other Information. From time to time, such other information or documents (financial or otherwise) relating to the Borrower or its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request.
     (h) Change in Rating. Promptly, and in any event within one (1) Business Day, notice of any announcement by Moody’s or S&P of any change in Rating and, promptly after becoming aware thereof, notice of any announcement by Moody’s or S&P of any possible change in Rating.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities Laws

(provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as not being suitable for posting on a portion of the Platform designated “Public Investor.”
     Section 6.2 Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times upon reasonable advance notice as the Administrative Agent or any Lender may request; provided, however, that prior to the occurrence and continuance of an Event of Default, such visitations and inspections shall be no more frequent than once per fiscal year and shall be at the sole cost and expense of the Administrative Agent or such Lender.
     Section 6.3 Maintenance of Property, Insurance, Environmental Matters, etc. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep its operating property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make to all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice for operating plant and equipment, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried.
     (a) Without limiting the generality of Section 6.3(a), the Borrower and its Restricted Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws, except to the extent that the aggregate affect of all noncompliance could not reasonably be expected to have a Material Adverse Effect; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any unauthorized landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law, or any comparable law of any other jurisdiction; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws. With respect to any Release of Hazardous Materials, the Borrower and its Restricted Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.
     Section 6.4 Preservation of Existence. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.14, sales of assets by the Borrower or any of its Restricted Subsidiaries, the dissolution or liquidation of any Restricted Subsidiary of the Borrower, or the merger or consolidation between or among the Restricted Subsidiaries of the Borrower or any other transaction not expressly prohibited hereunder.
     Section 6.5 Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all Laws applicable to its property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property other than a Permitted Lien.
     Section 6.6 ERISA. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan for which the reporting requirements are not waived, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any of its Restricted Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Restricted Subsidiaries with respect to any post-retirement Welfare Plan benefit.
     Section 6.7 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.
     Section 6.8 Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or in the case of any Foreign Subsidiary, GAAP as in effect in any applicable local jurisdiction, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.
     Section 6.9 Contracts With Affiliates. Except in connection with any Investment permitted hereunder, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than any arrangement between the Borrower and any Domestic Subsidiary which is a Guarantor or between any Domestic Subsidiary which is a Guarantor and any other Domestic Subsidiary which is a Guarantor) on terms and conditions which are less favorable to the Borrower or such Restricted Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
     Section 6.10 No Changes in Fiscal Year. The Borrower shall not change its fiscal year from its present basis.

     Section 6.11 Change in the Nature of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Restricted Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date; provided, however, that the foregoing shall not prevent the acquisition by the Borrower or any of its Restricted Subsidiaries of, or the entry into, any line of business that is related or complementary to the business in which they are engaged on the Closing Date. Notwithstanding anything to the contrary herein, the Borrower shall not permit Cleveland-Cliffs International Holding Company to (a) own any assets other than equity interests in Foreign Subsidiaries, (b) construct, create, incur, assume or suffer to exist any Indebtedness (other than as permitted pursuant to Section 6.12(b)), and (c) create, incur or suffer to exist any Lien created for the purpose of securing Indebtedness.
     Section 6.12 Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;
     (a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Restricted Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);
     (b) intercompany Indebtedness among the Borrower and its Restricted Subsidiaries to the extent permitted by Section 6.15;
     (c) (i) purchase money Indebtedness of the Borrower and its Restricted Subsidiaries, including any such Indebtedness assumed in connection with a Permitted Acquisition, (ii) Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries, including any such obligations assumed in connection with a Permitted Acquisition, and (iii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (“Project Indebtedness”), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on such assets before the acquisition thereof, and any refinancings of any such Project Indebtedness; provided that, with respect to Project Indebtedness permitted by clause (iii) of this Section, (w) such Project Indebtedness is initially incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (x) such Project Indebtedness shall be secured only by the Property acquired, constructed or improved in connection with the incurrence of such Project Indebtedness, (y) with respect to such Project Indebtedness assumed in connection with a Permitted Acquisition, the amount of such Project Indebtedness shall not exceed 60% of the Total Consideration paid in connection with such Permitted Acquisition and (z) with respect to Project Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Project Indebtedness shall constitute not less than 80% of the aggregate consideration paid with respect to such Property;
     (d) customer advances for prepayment of ore sales;
     (e) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.12 and (ii) refinancings or renewal thereof; provided that any such refinancing or renewed Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith;
     (f) Other Hedging Liability to any Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

     (g) Indebtedness in respect of bid, performance, surety, reclamation or other similar bonds or guaranties in the ordinary course of business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation Laws or with respect to self-insurance obligations, including guarantees or obligations with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed);
     (h) Contingent Obligations in respect of (i) Indebtedness otherwise permitted under this Section 6.12 and (ii) Indebtedness owed by Amapa incurred for the purpose of financing the development and construction of an iron ore mine and related facilities (the “Amapa Project") located in the municipality of Pedra Branca do Amapari, in the State of Amapa, in the northern region of Brazil, a dedicated railroad for the Amapa Project and a port terminal for the Amapa Project located in Santana, State of Amapa in Brazil, and for financing working capital related thereto;
     (i) Indebtedness incurred in connection with any sale/leaseback transaction permitted pursuant to Section 6.14(e) hereof;
     (j) Indebtedness of Non-Guarantor Subsidiaries not otherwise permitted by this Section; provided that the aggregate amount at any time outstanding of all such Indebtedness plus Indebtedness of the Borrower and all Restricted Subsidiaries secured by Liens shall not exceed 20% of Net Worth as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness; and
     (k) unsecured Indebtedness of Non-Guarantor Subsidiaries, not otherwise permitted under clause (j); provided that the ratio of Total Funded Debt to EBITDA of the Borrower and all Restricted Subsidiaries, after giving pro forma effect to the incurrence of such Indebtedness is less than 2.50 to 1.00, as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness.
     (l) unsecured Indebtedness of the Borrower and the Guarantors not otherwise permitted by this Section.
     Section 6.13 Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens"):
     (a) Standard Permitted Liens;
     (b) Liens on Property of the Borrower or any Restricted Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.12(c) hereof, representing or incurred to finance such Property, provided that, with respect to Indebtedness described in clauses (i) and (ii) of such Section, no such Lien shall extend to or cover other Property of the Borrower or such Restricted Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
     (c) any Lien in existence on the Closing Date and set forth on Schedule 6.13, any continuation or extension thereof or any Lien granted as a replacement or substitute therefor; provided that any such continued, extended, replacement or substitute Lien (i) except as permitted by Section 6.12, does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing

Date, and (ii) does not encumber any Property other than the Property subject thereto on the Closing Date and any products or proceeds thereof to the extent covered by such Lien;
     (d) [Intentionally deleted.];
     (e) Liens on Property of the Borrower any Restricted Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.12(i); provided that any such Liens attach only to the Property being leased or acquired pursuant to such Indebtedness and do not encumber any other Property (other than any products or proceeds thereof to the extent covered by such Liens);
     (f) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition;
     (g) Liens on cash or Cash Equivalents securing reimbursement obligations with respect to any standby letter of credit entered into in the ordinary course of business; provided that the aggregate stated amount of such letters of credit at any time outstanding shall not exceed U.S. $35,000,000;
     (h) Liens solely on the assets of the Cliffs Sonoma Entities in favor of the Cliffs Sonoma Entities’ joint venture partners in Sonoma; provided, that such Liens shall secure only amounts owed by Sonoma and the Cliffs Sonoma Entities to such joint venture partners;
     (i) other Liens with respect to obligations that do not in the aggregate exceed U.S. $10,000,000 at any time outstanding, and
     (j) Liens securing Indebtedness; provided that the aggregate amount of such secured Indebtedness plus the Indebtedness of Non-Guarantor Subsidiaries under Section 6.12(j) shall not exceed 20% of Net Worth as measured as of the end of the most recently completed fiscal quarter prior to the incurrence of such Indebtedness.
     Section 6.14 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its operating properties, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:
     (a) the sale and lease of inventory in the ordinary course of business;
     (b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out;
     (c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Wholly-Owned Subsidiaries which are Restricted Subsidiaries to one another;
     (d) the merger of any Wholly-Owned Subsidiary with and into the Borrower or any other Wholly-Owned Subsidiary, provided that, (i) in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger and (ii) in the case of any merger involving a Domestic Subsidiary which is a Restricted Subsidiary and a Foreign Subsidiary which is a Restricted Subsidiary, such Domestic Subsidiary is the legal entity surviving the merger;

     (e) the sale, transfer, lease, or other disposition of Property of the Borrower or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Restricted Subsidiaries not more than U.S. $10,000,000 during any fiscal year of the Borrower;
     (f) the sale of Polymet Mining Corp. common stock by the Borrower and the assets of Cliffs Erie;
     (g) [Intentionally Omitted];
     (h) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to result in a Material Adverse Effect;
     (i) licenses or leases of real or personal property in the ordinary course of business so long as such licenses or leases do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;
     (j) licenses, sublicenses or similar transactions of intellectual property in the ordinary course of business so long as such licenses or sublicenses or similar transactions do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;
     (k) the sale or other disposition of those Investments permitted by clauses (f), (l) and (p) of the definition of Restricted Investments;
     (l) the Alpha Acquisition and any other merger or consolidation of the Borrower or any Restricted Subsidiary in connection with a Permitted Acquisition, provided that (i) subject to the following clause (ii), in the case of any merger involving any Wholly-Owned Subsidiary which is a Restricted Subsidiary, such Wholly-Owned Subsidiary is the legal entity surviving the merger, (ii) in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger, and (iii) in the case of any merger involving a Foreign Subsidiary which is a Restricted Subsidiary and a Domestic Subsidiary which is a Restricted Subsidiary, such Domestic Subsidiary is the legal entity surviving the merger; and
     (m) the sale, transfer, lease, or other disposition of Property of the Borrower or any Restricted Subsidiary, in any single transaction or series of related transactions, which are not sales, transfers, leases, or disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; provided that the Borrower shall be in pro forma compliance with Section 6.19 hereof and in the case of any sale, lease, transfer or other disposition in excess of $15,000,000 shall deliver to the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such transaction a certificate confirming such pro forma compliance with Section 6.19.
     Section 6.15 Restricted Investments Prohibited. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, have, make or authorize any Restricted Investments.
     Section 6.16 Dividends and Certain Other Restricted Payments. After the occurrence and during the continuation of a Default or an Event of Default, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than a dividend payable solely in stock or other equity interests) or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions by any Restricted Subsidiary of the Borrower to its parent corporation.
     Section 6.17 Limitation on Restrictions. Except as provided on Schedule 6.17 hereto, the Borrower will not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Restricted Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (c) make loans or advances to the Borrower or any other Restricted Subsidiary, (d) transfer any of its Property to the Borrower or any other Restricted Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability except for such restrictions existing under or by reason of (i) applicable Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; (v) any holder of a Permitted Lien restricting the transfer of the Property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.14 hereof pending the consummation of such sale; (vii) any agreement in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary; (viii) in the case of any Joint Venture, restrictions in such person’s organizational documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the equity interests of or Property held in the subject Joint Venture; (ix) in the case of clause (e) or, with respect to the Borrower only, clause (a), any agreements evidencing Indebtedness permitted to be incurred pursuant to Section 6.12; (x) any agreements not referred to in clause (ix) above evidencing Indebtedness of Non-Guarantor Subsidiaries that are Foreign Subsidiaries, the aggregate principal amount of which, under all such agreements, shall not exceed at any time an amount equal to 20% of Net Worth (as measured as of the end of the most recently completed fiscal quarter); and (xi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the agreements referred to in clause (vii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
     Section 6.18 OFAC. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 6.19 Financial Covenants. (a) Maximum Ratio of Total Funded Debt to EBITDA. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the ratio of Total

Funded Debt at such time to EBITDA for the four fiscal quarters of the Borrower then ended to be more than 3.25 to 1.00.
     (a) Minimum Interest Coverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Interest Coverage Ratio at such time to be less than 3.00 to 1.00.
     Section 6.20 Limitation on Non-Material Subsidiaries. The Borrower shall not permit (i), at any time, the aggregate book value of the assets of all Domestic Subsidiaries that are not Material Subsidiaries to exceed 30% of the value of the consolidated assets of the Borrower and its Restricted Subsidiaries or (ii), as of the last day of each fiscal quarter of the Borrower, the aggregate revenues of all Domestic Subsidiaries that are not Material Subsidiaries for the four fiscal quarters of the Borrower then-ended to exceed 30% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such four fiscal quarters.
     Section 6.21 Limitation on Assets and Operations of Cliffs Sonoma Entities. The Borrower shall not permit the Cliffs Sonoma Entities to own any assets other than in connection with Sonoma and any other assets necessary or incidental thereto, and the Borrower shall not permit the Cliffs Sonoma Entities to engage in any business or activity other than in connection with Sonoma and any other activities necessary or incidental thereto.
SECTION 7. Events of Default and Remedies.
     Section 7.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
     (a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of (i) all or any part of the principal of or (ii) interest on any Loan or any other Obligation payable hereunder or under any other Loan Document which in the case of this clause (ii) is not paid within 5 Business Days;
     (b) default in the observance or performance of any covenant set forth in Sections 6.4, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18 or 6.19 hereof;
     (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Borrower by the Administrative Agent;
     (d) any representation or warranty made by the Borrower or any of its Restricted Subsidiaries herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof;
     (e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any of its Restricted Subsidiaries takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder that is not permitted hereunder;
     (f) default shall occur under (i) any Indebtedness of the Borrower or any of its Restricted Subsidiaries aggregating in excess of U.S. $50,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) or (ii) any Hedge Agreement of the Borrower or any Restricted Subsidiary with any Lender or any Affiliate of a Lender;
     (g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Restricted Subsidiaries, or against any of its Property, in an aggregate amount in excess of U.S. $50,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
     (h) the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of U.S. $3,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of U.S. $3,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Restricted Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
     (i) any Change of Control shall occur;
     (j) the Borrower or any of its Restricted Subsidiaries shall (i) have entered involuntarily against it an order for relief under any Debtor Relief Law, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under any Debtor Relief Law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k) hereof; or
     (k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Restricted Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any of its Restricted Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
     Section 7.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by or with the consent of the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
     Section 7.3 Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind which are hereby waived by the Borrower, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate, and the Commitments shall immediately and automatically terminate.
     Section 7.4 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
     Section 7.5 Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Loans outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under any Debtor Relief Law involving the Borrower or any of its Restricted Subsidiaries as a debtor thereunder).
SECTION 8. Change in Circumstances and Contingencies.
     Section 8.1 Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:
     (a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
     (b) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.3(a) hereof,
     (c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
     (d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.
     Unless otherwise agreed to by any Lender, for purposes of calculating amounts payable by the Borrower to such Lender under this Section 8.1, such Lender shall be deemed to have funded each Eurodollar Loan made by it at rate equal to LIBOR for such Loan by a matching deposit or other borrowing in the offshore interbank market for U.S. Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
     Section 8.2 Illegality. If any Lender determines that any Law has made it unlawful for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     Section 8.3 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) deposits in U.S. Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) LIBOR for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein (but without giving effect to clause (c) of the definition of “Base Rate”).
     Section 8.4 Increased Costs; Reserves on Eurodollar Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 8.4(e));

     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), in each case by an amount deemed by such Lender to be material, then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.
     Section 8.5 Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 8.4 or 10.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 8.2 hereof or (c) in the event any Lender is a Defaulting Lender (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable Law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any Law, (ii) if the assignment is to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.
     Section 8.6 Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.
SECTION 9. The Administrative Agent.
     Section 9.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Guarantor shall not have rights as a third party beneficiary of any of such provisions.
     Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.11 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the

Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (provided that during the existence of a Default or Event of Default, such consent shall not be required), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Sole Bookrunner nor the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.
     Section 9.9 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9.
     Section 9.10 Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Restricted Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution; provided, however, that the consent of any such Affiliate shall not be required for any amendment or other modification to this Agreement or any other Loan Document or for the release of any party to any of the Guaranties.
SECTION 10. Miscellaneous.
     Section 10.1 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (a) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (d) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (e) Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     Section 10.2 No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
     Section 10.3 Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
     Section 10.4 Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes and levies that arise from any payment made under or from the execution, delivery or registration of, performing under or otherwise with respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
     Section 10.5 Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     Section 10.6 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the

Loans, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
     Section 10.7 Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations or subparticipation, as applicable, therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.
     Section 10.8 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.8; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
     Section 10.10 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
          (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (2) in any case not described in subsection (b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S. $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(2) of this Section and, in addition:
          (1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S. $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.1, 8.4, 10.1 and 10.13 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the

Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Sections 10.11(i) and (ii) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1 and 8.4(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is a Foreign Lender shall not be entitled to the benefits of Section 10.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.1(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
     Section 10.11 Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:
     (i) no amendment or waiver pursuant to this Section 10.11 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of, or postpone the date for any scheduled payment of any principal of or interest on, any Loan or of any fee or other amounts payable hereunder without the consent of each Lender directly affected thereby, provided that the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto or (C) change the application of payments set forth in Section 2.7 hereof without the consent of each Lender adversely affected thereby;
     (ii) no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, change the definitions of Maturity Date or Required Lenders, change the provisions of this Section 10.11, release any material guarantor (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements by or payments to Lenders;
     (iii) waive any condition set forth in Section 3.1 (other than Section 3.1(a)(x)), or, in the case of the initial Credit Extension on the Funding Date, Sections 3.2 and 3.3 (other than Section 3.3(b)), without the written consent of each Lender; and
     (iv) without limiting the generality of clause (iii) above, waive any condition set forth in Section 3.3 as to any Credit Extension after the Funding Date without the written consent of the Required Lenders.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 8.5; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
     Section 10.12 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
     Section 10.13 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and properly documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and properly documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons

(each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and properly documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.3(f).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     Section 10.14 Set-off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or any of its Affiliates or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or any of its Affiliates or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
     Section 10.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     Section 10.16 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Restricted Subsidiary, provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Restricted Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     Section 10.17 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
     Section 10.18 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of Law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of Law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
     Section 10.19 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury Laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
     Section 10.20 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.
     Section 10.21 USA Patriot Act. Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
     Section 10.22 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF

VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.8(A). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     Section 10.23 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.24 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and, the Arranger are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Arranger on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent and the Arranger have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent nor the Arranger have any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Arranger have any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[Signature Pages to Follow]

     This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower” Cliffs Natural Resources Inc.
By:	/s/ Laurie Brlas
	Name:	Laurie Brlas
	Title:	Executive Vice President and CFO

JPMORGAN CHASE BANK, N.A., Individually as a Lender and as Administrative Agent
By:	/s/ Henry W. Centa
	Name:	Henry W. Centa
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as Syndication Agent
By:	/s/ Kenneth G. Wood
	Name:	Kenneth G. Wood
	Title:	Senior Vice President

CITIBANK, N.A., Individually as a Lender and as a Documentation Agent
By:	/s/ Raymond G. Dunning
	Name:	Raymond G. Dunning
	Title:	Vice President

COMMONWEALTH BANK OF AUSTRALIA, individually as Lender and as a Documentation Agent
By:	/s/ Guy Buxton
	Name:	Guy Buxton
	Title:	Risk Executive

THE ROYAL BANK OF SCOTLAND plc, Individually as a Lender and as a Documentation Agent
By:	/s/ P. J. Dundee
	Name:	Patricia Dundee
	Title:	Managing Director

THE BANK OF NOVA SCOTIA, Individually as a Lender and as a Documentation Agent
By:	/s/ Paula Czach
	Name:	Paula J. Czach
	Title:	Director

MIZUHO CORPORATE BANK LTD, as a Lender
By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Senior Vice President

FIFTH THIRD BANK, as a Lender
By:	/s/ R. C. Lanctot
	Name:	Roy C. Lanctot
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as a Lender
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

RAYMOND JAMES BANK, FSB, as a Lender
By:	/s/ Andrew D. Hahn
	Name:	Andrew D. Hahn
	Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By:	/s/ David Buck
	Name:	David Buck
	Title:	Senior Vice President & Group Head

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Joseph G. Moran
	Name:	Joseph G. Moran
	Title:	Senior Vice President

BANK OF MONTREAL, as a Lender
By:	/s/ Thad D. Rasche
	Name:	Thad D. Rasche
	Title:	Director

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:	/s/ Hugh Ferguson
	Name:	Hugh Ferguson
	Title:	Senior Vice President

CRÉDIT INDUSTRIEL ET COMMERCIAL, as a Lender
By:	/s/ B. O’Leary
	Name:	Brian O’Leary
	Title:	Managing Director

By:	/s/ Anthony Rock
	Name:	Anthony Rock
	Title:	Managing Director

NATIONAL CITY BANK, as a Lender
By:	/s/ Scott D. Beran
	Name:	Scott D. Beran
	Title:	Vice President

FIRSTMERIT BANK, N.A., as a Lender
By:	/s/ Robert G. Morlan
	Name:	Robert G. Morlan
	Title:	Senior Vice President

WESTPAC BANKING CORPORATION, as a Lender
By:	/s/ Henrik Jensen
	Name:	Henrik Jensen
	Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ Dennis G. Blank
	Name:	Dennis G. Blank
	Title:	Vice President

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as a Lender
By:	/s/ Shelley He
	Name:	Shelley He
	Title:	Deputy General Manager

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender
By:	/s/ Jim C. Y. Chen
	Name:	Jim C. Y. Chen
	Title:	VP & General Manager

TAIWAN COOPERATIVE BANK, LOS ANGELES BRANCH, as a Lender
By:	/s/ Po-Chang Ho
	Name:	Po-Chang Ho
	Title:	VP & General Manager

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., NEW YORK BRANCH, as a Lender
By:	/s/ Tsang-Pei Hsu
	Name:	Tsang-Pei Hsu
	Title:	VP & DGM

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., LOS ANGELES BRANCH, as a Lender
By:	/s/ Chia Jang Liu
	Name:	Chia Jang Liu
	Title:	SVP & GM

AMERICAN SAVINGS BANK, F.S.B., as a Lender
By:	/s/ Carl A. Morita
	Name:	Carl A. Morita
	Title:	Vice President

Schedule 1(a)
Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$159,000,000
Bank of America, N.A.	$150,000,000
Citibank, N.A.	$150,000,000
Commonwealth Bank of Australia	$150,000,000
The Royal Bank of Scotland plc	$150,000,000
The Bank of Nova Scotia	$150,000,000
Mizuho Corporate Bank LTD	$100,000,000
Fifth Third Bank	$75,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$60,000,000
Raymond James Bank, FSB	$50,000,000
Sumitomo Mitsui Banking Corporation	$50,000,000
PNC Bank, National Association	$40,000,000
Bank of Montreal	$25,000,000
Branch Banking and Trust Company	$25,000,000
Crédit Industriel et Commercial	$25,000,000
National City Bank	$25,000,000
FirstMerit Bank, N.A.	$20,000,000
WestPac Banking Corporation	$15,000,000
Union Bank of California, N.A.	$15,000,000
Bank of Communications Co., Ltd., New York Branch	$10,000,000
Chang Hwa Commercial Bank, Ltd., New York Branch	$10,000,000
Taiwan Cooperative Bank, Los Angeles Bank	$10,000,000
Mega International Commercial Bank Co., Ltd., New York Branch	$7,500,000
Mega International Commercial Bank Co., Ltd., Los Angeles Branch	$7,500,000
American Savings Bank, F.S.B.	$5,000,000

Total	$1,484,000,000